SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☒           Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐       Preliminary Proxy Statement

☐       Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))

☐       Definitive Proxy Statement

☒       Definitive Additional Materials

☐       Soliciting Material Pursuant to § 240.14a‑12

ADURO BIOTECH, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box)
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0‑11.
Title of each class of securities to which transaction applies:

Aggregate number of securities to which transaction applies:

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Proposed maximum aggregate value of transaction:

Total fee paid:

☐ Fee paid previously with preliminary materials.

☐       Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

Form, Schedule or Registration Statement No.:

Filing Party:

Date Filed:

ADURO BIOTECH, INC.

740 Heinz Avenue

Berkeley, CA 94710

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 14, 2019

This proxy statement supplement (the “Supplement”), dated April 18, 2019, supplements the proxy statement (the “Proxy Statement”) filed by Aduro Biotech, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on  March 29, 2019 relating to the proxies being solicited by the Board of Directors (the “Board”) of the Company for the Annual Meeting of Stockholders to be held on May 14, 2019, at 9:00 a.m., local time, and any adjournment or postponement of that meeting (the “Annual Meeting”) at 740 Heinz Avenue, Berkeley, CA 94710.

The primary purpose of this Supplement is to provide subsequent information relating to recent changes in the Company’s Board composition. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current.

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our Board of Directors presently has seven members. There are three directors in the class whose term of office expires in 2019: Stephen T. Isaacs, William M. Greenman and Stephen A. Sherwin, each of whom is a nominee for director and currently a director of the Company. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board nominated each of the nominees for reelection.

Frank Karbe is currently a director who was appointed by our Board on April 18, 2019 to serve as a Class II director with a term expiring at the 2020 annual meeting. Ross Haghighat is currently a director who was elected at the 2017 annual meeting to serve for a three-year term expiring at the 2020 annual meeting. Stephanie Monaghan O’Brien is currently a director who was elected at the 2018 annual meeting to serve for a three-year term expiring at the 2021 annual meeting. Ms. O’Brien was initially elected to the Board prior to our initial public offering pursuant to the provisions of our amended and restated certificate of incorporation and a voting agreement entered into with certain of our stockholders prior to the initial public offering that terminated upon completion of our initial public offering in 2015. David Mack is currently a director who was appointed by our Board on February 19, 2019 to serve as a Class III director with a term expiring at the 2021 annual meeting. If elected at the annual meeting, each of the Class I nominees would serve until the 2022 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. Proxies cannot be voted for a greater number of persons than the nominees named. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Aduro. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

Set forth below is certain biographical information as of April 18, 2019 for Mr. Karbe.

Frank Karbe, age 51, has served as a member of our Board of Directors since April 2019. Mr. Karbe currently serves as the Chief Financial Officer of Myovant Sciences, Inc., a clinical-stage biopharmaceutical company, after previously serving as their Principal Financial and Accounting Officer and as the interim Chief Financial Officer since September 2016. From September 2014 to July 2016, Mr. Karbe served as President of The Color Run, a global mass participation events platform, where he was responsible for leading the operational and financial functions. From January 2004 to June 2014, Mr. Karbe was the Executive Vice President and Chief Financial Officer of Exelixis, Inc., a biotechnology company. During his tenure at Exelixis, Inc., Mr. Karbe was responsible for leading the finance organization, internal and external communications, business development, information technology, corporate strategy and various other operational functions. Prior to joining Exelixis in 2004, Mr. Karbe worked as an investment banker for Goldman Sachs& Co., where he served most recently as Vice President in the healthcare group advising clients on corporate finance and mergers and acquisitions. Prior to joining Goldman Sachs in 1997, Mr. Karbe held various positions in the finance department of The Royal Dutch/Shell Group in Europe. Mr. Karbe served as a director of Arbutus Biopharma Corporation from 2010 to 2018. Mr. Karbe received his Diplom-Kaufmann from the WHU-Otto Beisheim Graduate School of Management, Koblenz, Germany.  Because of his extensive experience holding executive positions and knowledge of the biomedical industry, we believe Mr. Karbe is able to make valuable contributions to our Board of Directors.

INFORMATION REGARDING THE COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Science and Technology Committee. The following table provides membership and meeting information for fiscal 2018 for each of the Board committees:

Science and
			Nominating and	Technology
Name	Audit	Compensation	Corporate Governance	Committee
Stephen T. Isaacs
William M. Greenman	X*		X*(1)
Ross Haghighat	X	X
Frank Karbe	X(4)
David H. Mack, Ph.D.				X(3)
Stephanie Monaghan O’Brien	X	X*
Stephen A. Sherwin, M.D.		X	X(2)	X
Total meetings in fiscal 2018	4	7	1	1

*     Committee Chairperson

(1)	Mr. Greenman was appointed as Chairperson of the Nominating and Corporate Governance Committee in October 2018.
(2)	Dr. Sherwin was appointed as a member of the Nominating and Corporate Governance Committee in October 2018.
(3)	Dr. Mack was appointed as a member of the Science and Technology Committee in March 2019.
(4)	Mr. Karbe was appointed as a member of the Audit Committee in April 2019.

Audit Committee

The Audit Committee of the Board of Directors is composed of four directors: Mr. Greenman, Mr. Haghighat, Mr. Karbe and Ms. O’Brien. The chair of our Audit Committee is Mr. Greenman. The Audit Committee met four times during the fiscal year. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at http://investors.aduro.com/phoenix.zhtml?c=242043&p=irol-govhighlights.

The Board of Directors has determined that each member of the Audit Committee satisfies the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

In addition, the Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee satisfy the independence standards for audit committee members (as independence is currently defined in Rule 5605(c)(2)(A)(i) of the Nasdaq listing standards and Rule 10A‑3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

The Board of Directors has also determined that each of Mr. Greenman and Mr. Karbe qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each of Mr. Greenman’s and Mr. Karbe’s level of knowledge and experience based on a number of factors, including the scope of each of their experience and nature of Mr. Greenman’s experience as the chief executive officer of a public company and Mr. Karbe’s experience as the chief financial officer of a public company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28, 2019 by: (i) each of our directors and named executive officers; (ii) all executive officers and directors of the Company as a group; and (iii) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days of February 28, 2019. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. Common stock subject to options and warrants currently exercisable or exercisable within 60 days of February 28, 2019, is deemed to be outstanding for computing the percentage ownership of the person holding these options or warrants and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

Our calculation of the percentage of beneficial ownership is based on shares of our common stock outstanding at February 28, 2019. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Aduro Biotech, Inc., 740 Heinz Avenue, Berkeley, California 94710.

	Beneficial Ownership(1)
	Number of
Name of Beneficial Owner	Shares	Percent of Total
5% Stockholders:
Morningside Venture (VI) Investments Limited and Ultimate Keen Limited(2)	14,908,031	18.7%
John E. and Lois A. Rogers(3)	5,804,712	7.3%
Blackrock, Inc.(4)	5,324,644	6.7%
James R. Singer 2016 Revocable Trust(5)	4,258,000	5.3%
Named Executive Officers and Directors:
Stephen T. Isaacs(6)	2,808,665	3.4%
Andrea van Elsas(7)	270,661	*
Blaine Templeman(8)	304,736	*
Stephanie Monaghan O’Brien(9)	153,855	*
David H. Mack	—	*
William M. Greenman(10)	127,153	*
Ross Haghighat(11)	193,122	*
Stephen A. Sherwin(12)	117,140	*
Frank Karbe	—	*
All executive officers and directors as a group (12 persons)(13)	4,381,387	5.2%

*     Less than one percent.

(1)	This table is based upon information supplied by officers, directors and certain principal stockholders and Schedules 13D and 13G filed with the SEC.
(2)

Consists of (a) 9,305,532 shares held by Morningside Venture (VI) Investments Limited (“MV(VI)IL”) and (b) 5,602,499 shares held by Ultimate Keen Limited (“UKL”), which were acquired from MV(VI)IL. Frances Anne Elizabeth Richard, Jill Marie Franklin and Wong Yuk Lan, the directors of MV(VI)IL, share voting and dispositive control over the shares held by MV(VI)IL. The address of MV(VI)IL is Pasea Estate, Road Town, Tortola, British Virgin Islands. Raymond Long Sing Tang and Jill Marie Franklin, the directors of UKL, share voting and dispositive control over the shares held by UKL. The address of UKL is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Island.

(3)

Consists of 5,804,712 shares held by John E. Rogers and Lois A. Rogers, Trustees of the John E. Rogers and Lois A. Rogers Family Trust. The address for John E. and Lois A. Rogers is 5110 North 40th Street, Suite 234, Phoenix, Arizona 85018

(4)	Based solely upon a Schedule 13G/A filed with the SEC on February 7, 2019.
(5)	Based solely upon a Schedule 13G filed with the SEC on January 4, 2019. The address for the James R. Singer 2016 Revocable Trust is P.O. box 1395, Yarmouth, Maine 04096.
(6)	Consists of (a) 8,932 shares held by the Isaacs Family Trust and (c) 2,799,733 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2019.
(7)	Consists of (a) 80,074 shares held by Mr. van Elsas and (b) 190,587 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2019.
(8)	Consists of (a) 2,255 shares held by Mr. Templeman and (b) 302,481 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2019.
(9)	Consists of (a) 1,700 shares held by Ms. O’Brien, and (b) 152,155 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2019.
(10)	Consists of 127,153 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2019.
(11)	Consists of (a) 31,583 shares held by Mr. Haghighat and (b) 161,539 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2019.
(12)	Consists of (a) 36,300 shares held by Dr. Sherwin and (b) 80,840 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2019.
(13)	Includes 4,211,752 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2019.

VOTING MATTERS

If you have already voted by proxy, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Shares represented by proxies returned before the Annual Meeting will be voted in accordance with the Board’s recommendations as set forth in the Proxy Statement. Important information regarding how to vote your shares and how to change votes already cast is available in the Proxy Statement under the caption “Questions and answers about these proxy materials and voting.”

By Order of the Board of Directors

Celeste Ferber
Senior Vice President, General Counsel and Secretary

April 18, 2019